EXHIBIT 99.1

Sable Offshore Corp. Reports First Quarter 2024 Financial Results and Provides Operational Updates

Houston, May 15, 2024 – Sable Offshore Corp. (NYSE: SOC, “Sable,” or the “Company”) today announced its first quarter 2024 financial and operational results and near-term operational plans.

First Quarter 2024 Financial Highlights

•

Completed business combination with Flame Acquisition Corp (the “Business Combination”), including the acquisition of the Santa Ynez Unit (“SYU”) comprising 16 Outer Continental Shelf leases covering approximately 76,000 acres, associated pipelines, the Las Flores Canyon Processing Facility, export pipelines Line 324 and Line 325 (formerly known as Line 901 and Line 903) and associated pump stations.

•	Raised aggregate PIPE investments of $440.2 million, plus $62.2 million in trust from the initial public offering, for a total of $502.4 million to complete the Business Combination.

•	Reported a net loss of $180.1 million for the quarter, primarily attributable to the Stipulation and Agreement of Settlement (described below) and expenditures related to the Business Combination.

•	Ended the quarter with outstanding debt of $771.2 million, inclusive of paid-in-kind interest, and cash balance of $209.1 million.

First Quarter 2024 Operational Highlights

•	Completed asset handover with ExxonMobil (“EM”), hired 48 former EM field employees and added 24 additional employees as of May 15, 2024.

•

Entered into a Stipulation and Agreement of Settlement with respect to the release of certain claims related to the Sable-owned pipelines, including claims impacting the rights of way for the pipelines, which we expect will allow Sable to perform key pipeline repairs and promote cooperation from landowners for the production restart process. On May 1, 2024, the Court entered an order approving the settlement on a preliminary basis. A fairness hearing for final approval of the settlement has been set for September 13, 2024.

•

After evaluating new data, enhancing development planning, and updating pricing, we now estimate Total Net Estimated Contingent Resources of 646 MMboe and a PV-10 value of $10.0 billion, compared to 533 MMboe and $4.9 billion in December 2023, representing a 21% increase in Total Net Estimated Contingent Resources. Updated estimates now reflect a revised Electric Submersible Pump (“ESP”) Installations Low Estimate balance of 47 MMBoe, compared to December 2023 balance of 29 MMBoe. Additionally, we updated the Development Drilling Program Best Estimate balance to 354 MMBoe, compared to December 2023 balance of 256 MMBoe.

	Net Estimated Contingent Resources(1)(2)(3)				Estimated Cash Flows ($MM)
	Oil	Gas	NGL	Total	Capex	PV-10
Category	(MMBbls)	(MMcf)	(MMBbls)	(MMBoe)	($MM)	SEC Pricing
NSAI Adjusted Low Estimate Base Forecast (4)	111	121	2	133	—	$2,285
ESP Installations Low Estimate(5)	41	33	1	47	$100	1,013
Total Low Estimate Contingent Resources	151	154	2	179	$100	$3,298
Development Drilling Program Best Estimate(6)	308	251	4	354	$1,997	$4,810
Development Workover Program Best Estimate(7)	98	80	1	113	245	1,921
Total Best Estimate Contingent Resources	406	332	5	467	$2,242	$6,731

Total Net Estimated Contingent Resources & Blended NAV	557	486	7	646	$2,342	$10,029

1.	Assumes SEC pricing as of April 2024 and effective date of May 1, 2024. April 2024 SEC Pricing: Oil $83.14 / Bbl; Gas $2.40 / MMBtu; NGL $64.85 / Bbl.
2.	Management estimates are inherently uncertain. Actual results may differ in a material amount from management estimates and projections.
3.	Net quantities shown herein are unrisked volumes and may represent levels of uncertainty as to their technical and commercial recovery.
4.

Estimated using NSAI Report Resources at SEC Brent Pricing and Sable management estimated lease operating expenses; low estimate contingent resources with 90% probability of delivering unrisked remaining recoverable volumes from field-wide individual historical well performance. Assumes the wells and facilities will resume operation under similar production and sales conditions present at the time production was suspended.

5.

Low estimate contingent resources with 90% probability of delivering unrisked incremental recoverable volumes from statistical field-wide historical well performance driven by the installation of ESPs.

6.

Best estimate contingent resources with 50% probability of delivering unrisked remaining recoverable volumes from statistical field-wide historical new drill locations in untested fault compartments or sub-accumulations within test fault compartments.

7.

Best estimate contingent resources with 50% probability of delivering unrisked remaining recoverable volumes from existing wellbores calculated from statistical field-wide historical work-over well performance.

Production Restart Guidance

•	We expect to restart production at SYU in September 2024. Upon restart, we anticipate an initial net production rate of approximately 28 MBOE/D once all wells are producing.

•	Additional guidance provided below:

	4Q24 Guidance
Production
Net Average Daily Production (BOE/D)	23,000	—	28,000
Working Interest (%)		100.0%
Average Net Revenue Interest (%)		83.6%
Cash Costs ($ / BOE)
Lease Operating Expense	$17.00	—	$19.00
Gathering, Processing & Transportation	$2.50	—	$3.50
Cash General and Administrative	$4.50	—	$5.50
Severance and Ad Valorem Taxes (% of revenue)	0.5%	—	1.0%

Management Commentary

Sable’s Chairman and Chief Executive Officer, Jim Flores said, “After closing the acquisition of the Santa Ynez Unit and completing our Business Combination transaction, the Sable team has continued working tirelessly to unlock the value of our assets. Our geoscience and reservoir engineering management has been focused on reservoir development optimization and we believe this asset development planning has resulted in significant resource addition. Our onshore pipeline repair program is well underway after entering into the legal settlement related to the Sable-owned pipelines.

Sable is currently contracting repair crews with expected start dates in late May or early June. We have also initiated maintenance, construction, and repairs at the Las Flores Canyon Processing Facility and offshore platforms Harmony, Hondo, and Heritage to support safe and reliable operations. Externally, we have collaboratively partnered with regulatory agencies and other stakeholders to progress towards production restart in September 2024. To that end, Sable is working closely with the Bureau of Ocean Energy Management and the Bureau of Safety and Environmental Enforcement towards the approval of our assignment of ownership and operatorship of SYU. We submitted our September 2024 Pipeline 324/325 restart notification to the California Office of the State Fire Marshal and filed an enhanced AB-864 Risk Analysis and Implementation Plan regarding pipeline safety to the California Office of the State Fire Marshal on April 11, 2024.

We’ve also initiated the planning and permitting phase of our carbon sequestration business where we intend to utilize Sable-owned infrastructure to sequester carbon offshore at SYU.”

Mr. Flores continued, “We look forward to continuing our positive momentum towards the September restart of the Santa Ynez Unit and Las Flores Canyon Processing Facility and to realizing the potential of both the oil and gas and carbon sequestration assets.”

About Sable

Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements

The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor, production levels once recommenced; commodity price volatility; low prices for oil and/or natural gas; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; processing volumes and pipeline throughput; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; the uncertainty inherent in estimating oil and natural gas resources and in projecting future rates of production; reductions in cash flow and lack of access to capital; restrictions in existing or future debt agreements or structured or other financing arrangements; managing growth and integration of acquisitions, and failure to realize the expected value of acquisitions; the ability to recognize the anticipated benefits of the business combination; developments relating to our competitors and our industry; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Disclaimers

Non-Producing Assets

The SYU assets have not produced commercial quantities of hydrocarbons since such assets were shut in during May of 2015 when the only pipeline transporting hydrocarbons produced from such assets to market ceased operations. We estimate in this press release that production can be recommenced the third quarter of 2024, but there can be no assurance that the necessary permits will be obtained that would allow the pipeline to recommence transportation and allow the assets to recommence production by that date or at all. If production is not recommenced by January 1, 2026, the terms of the asset acquisition with EM would result in the assets being reverted to EM without any compensation to Sable therefor.

Oil and Gas Resource Information

This press release includes information regarding estimates of oil and natural gas resources attributable to SYU. None of the oil and gas resources attributable to SYU are currently classifiable as proved or other reserves because, since the cessation of operations on the pipeline transporting production from the assets, there has been no means to deliver production from the assets to market. Sable has obtained a report (the “NSAI Report”) from Netherland, Sewell & Associates, Inc. (“NSAI”), independent petroleum consultants, with respect to the net estimated contingent resources attributable to the acquired assets and the related pre-tax discounted (at 10%) future net contingent cash flow from such contingent resources, as of December 31, 2021, based on 12-month unweighted arithmetic average of the first-day-of-the-month prices for each month in the period from January to December 2021. As defined by the Society of Petroleum Engineers and used in the NSAI Report, “contingent resources” are those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. Contingent resource estimates may be characterized further as 1C (low estimate), 2C (best estimate) and 3C (high estimate). The contingent resources reflected in the NSAI Report are, as stated in the report, category 1C (low estimate). The NSAI Report states that the estimates included in the report are contingent on (1) approval from federal, state and local regulators to restart production, (2) reestablishment of oil transportation systems to deliver production to market, and (3) commitment to restart the wells and facilities. The NSAI Report states that, if these contingencies are successfully addressed, some portion of the contingent resources estimated in the report may be reclassified as reserves but notes that the estimates have not been risked to account for the possibility that the contingencies are not successfully addressed. The NSAI Report does not address (1) the portion of the contingent resources that could be reclassified as reserves if the contingencies are successfully addressed or (2) whether or to what extent any of the contingent resources that could be so reclassified would be classified as proved, probable or possible reserves. As defined in the Society of Petroleum Engineers’ Petroleum Resources Management System (“PRMS”), “best estimate” is the most realistic assessment of recoverable quantities if only a single result were reported. There is at least a 50% probability that the quantities actually recovered will equal or exceed the “best estimate.” As defined in the PRMS, “low estimate” is a conservative estimate of the quantity that will actually be recovered from the accumulation by a project. There is at least a 90% probability that the quantities actually recovered will equal or exceed the “low estimate.” The resource estimates and related future cash flow information included in this press release reflect management’s estimates, based in part on the contingent resources estimated in the NSAI Report and supplemented by management’s own estimates of contingent resources attributable to the acquired assets and using the pricing and other assumptions noted in this press release, of the contingent resources and cash flow that may have been attributable to the acquired assets if the contingencies had been addressed successfully on the date as of which the information is presented. Resource engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any resource or reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact the combined company’s strategy and change the schedule of any production and development drilling. Accordingly, resource estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Use of Projections

This press release contains financial projections for Sable. Sable’s auditors have not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and, accordingly, no such auditors have expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, regulatory, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even if the assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside Sable’s control. Accordingly, there can be no assurance that the projected results are indicative of Sable’s future performance or that actual results will not differ materially from those presented in the projected information. Inclusion of the projected information in this press release should not be regarded as a representation by any person, including, without limitation, Sable, that the results contained in the projected information will be achieved.

Contacts

Investor Contact:

Harrison Breaud

Director, Finance & Investor Relations

IR@sableoffshore.com

713-579-8111